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                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
INTERLINQ Software Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-63388, 333-04558 and 333-21099) on Form S-8 of INTERLINQ Software Corporation of our report dated August 8, 2000, relating to the balance sheets of INTERLINQ Software Corporation as of June 30, 2000 and 1999, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, and the related schedule, which report appears in the June 30, 2000 annual report on Form 10-K of INTERLINQ Software Corporation.


/s/ KPMG LLP

Seattle, Washington
September 25, 2000                                                            47